UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 21, 2008

TRANSDERM LABORATORIES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27642	13-3518345
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization Number)	File Number)	Identification No.)

101 Sinking Springs Lane, Emigsville, PA	17318
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(717) 764-1191

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2008, Hercon Laboratories Corporation (“Hercon”), 98.5% of the outstanding shares of capital stock of which are owned by Transderm Laboratories Corporation (“Transderm,” and together Hercon, the “Company”), entered into a Settlement Agreement (“Settlement Agreement”) with Key Pharmaceuticals, Inc. (“Key”) with respect to settling outstanding controversies between the parties under the terms of a Final Judgment On Consent entered by the United States District Court, District of New Jersey, on May 23, 2007 (“Consent Judgment”). Any description herein of the contents of the Settlement Agreement are qualified by the full text of such Settlement Agreement, a copy of which is annexed hereto as Exhibit 99.1 and incorporated herein by reference. The Settlement Agreement clears the way for the Company to continue manufacturing and selling nitroglycerin transdermal patches indefinitely.

Background.

By letter dated on April 26, 2007, Key notified Hercon that it was terminating a License Agreement between Key and Hercon dated March 13, 2000 (the “License Agreement”) which permitted Hercon to use certain technologies developed and patented by Key in Hercon’s transdermal patch products (the “Hercon Products”) based on Hercon’s failure to pay royalties on sales of the Hercon Products. On April 27, 2007, Key served Hercon with a complaint filed in the United States District Court, District of New Jersey (the “Court”), demanding payment of all royalties due under the License Agreement (the “Action”). Hercon did not have the means to repay the accrued royalties under the License Agreement. The products covered by the Key License represented the Company’s only products and left it without any other meaningful source of continuing revenue.

On May 23, 2007, the Court entered the Consent Judgment which set aside the Action and served as the basis for satisfaction by Hercon of the amount due to Key under the License Agreement and govern the relationship between the parties after such date. The Consent Judgment was predicated on Hercon’s intention to wind down and cease business operations by August 16, 2007 while remaining operational until such date in order to maximize the value of its assets and inventory for the benefit of its creditors. The terms of the Consent Judgment were described in detail in the Company’s quarterly report on Form 10-QSB for the three months ended March 31, 2007.

Over the ensuing months, Key periodically extended the Company’s limited right to manufacture and sell the Hercon Products under the Consent Judgment. The parties have been negotiating to conclude a settlement of outstanding amounts due under and certain other matters included in the Consent Judgment since January 2008.

The Settlement Agreement.

Under the Settlement Agreement, the Company agreed to pay Key an aggregate of $1,425,000, of which the Company paid Key $1,000,000 upon the execution of the Settlement Agreement and agreed to pay the balance of $425,000 in seven equal installments of $60,714.29, the first of which is due and owing on or before July 21, 2008 and the remaining installments to be due and owing on or before October 21, 2008, January 21, 2009, April 21, 2009, July 21, 2009, October 21, 2009 and December 21, 2009. The amount paid and payable under the Settlement Agreement was allocated as follows: $650,000 was applied to the purchase of the Consent Judgment; $350,000 was applied to the satisfaction of all royalties due for the period October 1, 2007 through the execution of the Settlement Agreement; and payments aggregating $425,000 will be applied to the satisfaction of all royalties that may become due under the License Agreement from the date of the Settlement Agreement through the termination of the License Agreement.

In order to satisfy the initial payment to Key under the Settlement Agreement, Transderm borrowed $1 million from its parent, Health-Chem Corporation, which owns 90% of Transderm’s outstanding common stock.

The Settlement Agreement further provides that:

•
The License Agreement will continue in effect until it expires on February 16, 2010 as modified by the Settlement Agreement so that all royalties which become due after April 21, 2007 under the License Agreement would be satisfied by the additional payments to be made in the future totaling $425,000, as described above, and that the Company would no longer be required to account to Key for royalties due after April 21, 2008;

•
The Consent Judgment, including Key’s right to receive $8,000,000 in past due royalty payments thereunder, reduced by a credit of $1,150,000 in respect of payments by Hercon prior to entering into the Settlement Agreement, would remain in full force and effect until Key received payment of all amounts owed under the Settlement Agreement;

•	The Company may not assign, delegate or otherwise transfer the License Agreement or any of its rights or obligations arising under the License Agreement without the prior written consent of Key;

•
All agents, officers, directors and stockholders of all parties to the Settlement Agreement were released and all such parties agreed to hold the others harmless from any and all claims that were or could have been asserted in the action brought by Key or in the Action or in relation to the Consent Judgment or any claims which would or could have been asserted by or against the parties prior to the execution of the Settlement Agreement, provided, however, that if at any time, any of the monies paid to Key were set aside as a preference under the bankruptcy laws, or were otherwise ordered to be disgorged from Key in connection with legal proceedings that involve the Company or any of its affiliates, Key’s release would be deemed null and void, if the Company was unable to cure the setting aside of the monies paid. In the event the disgorgement is not cured, avoided, or otherwise recovered in connection with a bankruptcy case involving any corporate constituent of the Company, Key would have an allowed claim in such bankruptcy case for the full amount of the Consent Judgment less any amounts previously paid to and retained by it;

•
Any breaches by the Company of its obligations under the Settlement Agreement which were not cured within 25 days after written notice requesting cure would entitle Key to enforce the Consent Judgment, and any payments made by the Company to Key pursuant to the Settlement Agreement would be applied towards the satisfaction of the Consent Judgment; and

•
Andrew Levinson and Manfred Mayerfeld, directors of each constituent corporation of the Company, agreed that they would be jointly and severally liable to Key, if within 90 days of the date that Key received the first payment, a proceeding were commenced against Hercon or Key and Key was thereafter ordered in such proceeding, pursuant to a final, non-appealable order, to return or disgorge all or any portion of the initial $1,000,000 payment under the Settlement Agreement. The amount for which either or both would be liable would be the lesser of the amount ordered to be returned or disgorged or the amount of that initial payment. Any obligations of Mr. Levinson or Mr. Mayerfeld would be deemed to be extinguished if within 90 days of the date Key received the first payment, it did not receive notice of an action, potential action or other proceeding requiring it to return or disgorge such payment or any portion thereof and such action or proceeding is not commenced. At a meeting of the Board of Directors of the Company (the “Board”) held on April 16, 2008, at which the Board approved the terms of settlement described above, the Board agreed to defer consideration of appropriate collateral to be provided to Messrs. Levinson and Mayerfeld for their guarantee and appropriate compensation to them therefor.

Management believes that, based upon historical operating results, the Company can satisfy its financial obligations under the Settlement Agreement as they become due.

By entering into the Settlement Agreement, the Company has removed the substantial doubt about its ability to continue manufacturing and selling the Hercon Products, thereby allowing it to continue to pursue its business objectives of identifying clients for which it would manufacture transdermal patches and conduct research and development activities.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Settlement Agreement dated April 21, 2008 between Hercon Laboratories Corporation and Key Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDERM LABORATORIES CORPORATION

Dated: April 28, 2008	By:	/s/ Ronald J. Burghauser
Ronald J. Burghauser,
Acting Principal Executive Officer